Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Assembly Biosciences, Inc.:

(1)	Registration Statement (Form S-8 No. 333-173613),
(2)	Registration Statement (Form S-8 No. 333-182167),
(3)	Registration Statement (Form S-8 No. 333-198803),
(4)	Registration Statement (Form S-3 No. 333-208806),
(5)	Registration Statement (Form S-8 No. 333-213019),

(6)	Registration Statement (Form S-3 No. 333-200612)

of our report dated March 1, 2017, with respect to the consolidated financial statements of Assembly Biosciences, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Assembly Biosciences, Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Assembly Biosciences, Inc. and Subsidiaries for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Stamford, Connecticut
March 1, 2017